Exhibit 99.2

Wells Real Estate Fund XI, L.P. Fact Sheet	XI

DATA AS OF MARCH 31, 2006

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 3/31/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	9%	12/10/96	$8,137,994	3/15/05	$12,000,000	$1,023,528
Avaya	100%	9%	6/24/98	$5,512,472	N/A	N/A	N/A
Cort	SOLD	24%	7/31/98	$6,566,430	9/11/03	$5,770,000	$1,315,906
47320 Kato Road	100%	9%	7/21/98	$8,983,110	N/A	N/A	N/A
Gartner	SOLD	26%	9/20/99	$8,347,618	4/13/05	$12,520,404	$3,241,531
360 Interlocken Boulevard	100%	9%	3/20/98	$8,567,344	N/A	N/A	N/A
Iomega	100%	9%	7/1/98	$5,934,250	N/A	N/A	N/A
Johnson Matthey	SOLD	26%	8/17/99	$8,056,392	10/5/04	$10,000,000	$2,529,819
1315 West Century Drive	0%	9%	2/13/98	$10,361,070	N/A	N/A	N/A
20/20 Building	0%	26%	7/2/99	$9,546,210	N/A	N/A	N/A
111 Southchase Blvd.	0%	26%	5/18/99	$5,121,827	N/A	N/A	N/A
WEIGHTED AVERAGE	25%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES
OFFERING DATES	December 1997 – December 1998

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero +
No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	79% to 21%

AMOUNT RAISED	$16,532,802

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XI is in the holding phase of its life cycle. The Fund originally owned interests in 11 properties, but four properties have already been sold. Our focus at this time involves increasing the current occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will deliver greater operating performance for our investors.

The weighted-average occupancy for the portfolio has fallen to 25%, with three vacant properties in the Fund and the sales of two well-leased assets in 2005. These near-term leasing issues may continue to negatively affect our operating performance. However, we have seen an increase in the level of leasing interest, and we are working aggressively with these potential tenants to minimize any negative effects to the extent possible.

The first quarter 2006 operating distributions are being reserved due to the number of vacancies in the portfolio. The General Partners anticipate that operating distributions may continue to be reserved or remain low in the near-term due to various issues, including re-leasing costs and other capital improvements for the 20/20, 111 Southchase, and 1315 West Century Drive buildings. Once the details surrounding the extent of the capital requirements become known, the General Partners will evaluate if further distributions of the net sale proceeds from the property sales are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund XI, L.P. Fact Sheet	XI

DATA AS OF MARCH 31, 2006

Property Summary

•	The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $1,023,528 were allocated to Fund XI. These proceeds were included in the November 2005 distribution.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•	The Cort building was sold in September 2003, and net sale proceeds of $1,315,906 have been allocated to the Fund. These proceeds were distributed to the limited partners in May 2005.

•	47320 Kato Road is located in Fremont, California, in the Silicon Valley area. TCI International leases the entire building through November 2009.

•	The Gartner building, located in Fort Myers, Florida, was sold on April 13, 2005, as part of a larger portfolio sale. The net sale proceeds allocated to the Fund from this sale were $3,241,531. The November 2005 distribution included $1,930,746 of these proceeds. The remaining $1,310,785 is being reserved to fund anticipated re-leasing costs for the vacant buildings.

•	The 360 Interlocken Boulevard property is located in the Broomfield submarket of Denver, Colorado. The majority of this building is leased to Gaiam through May 2008. We have successfully increased the building occupancy to 100% with a recent lease for the remaining vacancy that commences in May 2006.

•	The Iomega building, located in Ogden, Utah, outside Salt Lake City, is 100% leased through April 2009.

•	The Johnson Matthey property was sold on October 5, 2004, and $2,529,819 in net sale proceeds has been allocated to Fund XI. Of these proceeds, $984,093 was distributed to the limited partners in May 2005. The remaining proceeds were included in the November 2005 distribution.

•	The 1315 West Century Drive building is located in Louisville, Colorado, adjacent to the Broomfield submarket. The lease for this property expired in April 2005, and we are aggressively pursuing leasing opportunities for this asset.

•	The 20/20 Building, located in Kansas City, Kansas, is currently vacant. We have engaged our local leasing team and are aggressively marketing this asset for lease.

•	The 111 Southchase Boulevard building in Greenville, South Carolina, is currently vacant. We are pursuing a number of marketing opportunities for this asset.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$4.84	N/A	$3.26	$4.05
PER “B” UNIT	$10	$0.00	$0.93	$8.11	$3.75

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2006	Reserved	—	—	—	—
2005	2.00%	Reserved	Reserved	Reserved	0.50%
2004	Reserved	6.50%	2.00%	Reserved	2.13%
2003	8.00%	6.50%	8.00%	6.50%	7.25%
2002	9.50%	9.50%	9.50%	9.00%	9.38%
2001	9.75%	9.75%	9.75%	9.75%	9.75%
2000	9.00%	9.25%	9.50%	9.75%	9.38%
1999	6.00%	6.00%	8.00%	8.24%	7.06%
1998	0.00%	0.00%	6.00%	6.00%	3.00%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004	2003	2002	2001	2000
-39.24%*	8.38%	16.75%	10.48%	9.85%	11.13%

*	Negative percentage due to income allocation.

For a more detailed annual financial report, please refer to

Fund XI’s most recent 10-K filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPROQ1-06LP06-04 (2157)	© 2006 Wells Real Estate Funds